FOR IMMEDIATE RELEASE on October 06, 2004

          Trend Mining Announces Expansion of Athabasca Uranium Project

Denver, CO-Trend Mining Company (OTC BB: TRDM) is pleased to announce that it has signed an option to purchase mining claims totaling approximately 17 square kilometers (~6.5 square miles) in the Athabasca Basin of Saskatchewan in an area known as Diabase Peninsula. The new land position is located immediately adjacent to, and southwest of, Trend's previously announced Cree Lake project. These properties are located along the western margin of Cree Lake and are situated along the contact of the Mudjatik and Virgin River Domains. The contact zone between these domains is manifested by the graphite-bearing Cable Bay Shear Zone, a major structure believed to control the location of important uranium occurrences in this area of the Athabasca Basin.

Diabase Peninsula is known to contain hydrothermally altered boulders of sandstone and extends the area of such altered rocks which is controlled by Trend and permissive for uranium mineralization. Trend Mining intends to conduct surface geological and geochemical studies along with geophysical surveys across the adjoining Diabase Peninsula and Cree Lake projects before locating drill targets in 2005. Drilling could occur as early as the 2005 field season.

Terms of the option require Trend to maintain the claim group in good standing by performing a minimum of approximately $CDN 21,000 worth of field work per year. In addition, there are property payments totaling $CDN 15,000, $20,000, and $30,000, respectively, in each of the first three years. Trend may exercise its right to purchase the claims for $CDN 1 million any time during the first eight years of the option, at which time the property remains subject to a 3% gross royalty on any and all minerals produced.

Trend Mining Company is a U.S. based exploration company that has 100% ownership and a large land position at two North American precious metals properties with potential for hosting significant amounts of platinum, palladium, gold and other metals as well as 100% ownership of the Cree Lake uranium project.

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.


For further information contact:            Trend Mining Company
                                            John P. Ryan, Secretary
                                            Phone:  843-842-4048